Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No.2 to the Registration Statement of NorthView Acquisition Corporation on Form S-1 of our report dated June 16, 2021, except second paragraph of Note 8, as to which the date is December 6, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of NorthView Acquisition Corporation as of April 22, 2021 and for the period from April 19, 2021 (inception) through April 22, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Boston, MA

December 6, 2021